Exhibit 99(f)

CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as a person who will become a director of Magellan GP, LLC, a Delaware limited liability company and the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-4 (SEC File No. 333-158444) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Directors and Executive Officers of MMP’s General Partner Following the Simplification” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 15, 2009

/s/ WALTER R. ARNHEIM
Walter R. Arnheim